Exhibit 99.1
EAGLE FINANCIAL SERVICES, INC.
ANNOUNCES 2020 SECOND QUARTER

Contact:    Kathleen J. Chappell, Executive Vice President and CFO        540-955-2510
kchappell@bankofclarke.com
BERRYVILLE, VIRGINIA (July 27, 2020) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported continued strong performance for the second quarter of 2020. On July 22, 2020, the Board of Directors announced a quarterly common stock cash dividend of $0.26 per common share, payable on August 17, 2020, to shareholders of record on August 3, 2020. Select highlights for the second quarter include:

•	Net income of $2.8 million

•	Loan growth of $114.9 million

•	Deposit growth of $117.9 million

•	Basic and diluted earnings per share of $0.83
Brandon Lorey, President and CEO, stated "I could not be prouder of what the team accomplished during the second quarter. Despite significant turmoil due to COVID with over 70% of our staff working from home and the remaining essential workers showing up every day at our branches and operations centers, the Bank posted another very strong quarter with net income over $2.8 million, quarterly loan and deposit growth net of the Paycheck Protection Program of 3.99% and 3.79%, respectively, and announced a quarterly dividend of $0.26 per share. Even more significant, through the hard work and dedication of our employees across the organization, the Bank of Clarke County delivered $88 million to over 888 businesses through the PPP to our local community, keeping thousands employed as Virginia looks to reopen."
Income Statement Review
Net income for the quarter ended June 30, 2020 was $2.8 million reflecting an increase of 15.5% from the quarter ended March 31, 2020 and an increase of 32.60% from the quarter ended June 30, 2019. The increase from both periods was mainly driven by net interest income increases related to net loan growth. In addition, gains on the sale of securities in the amount of $529 thousand were recognized during the quarter ended June 30, 2020. Net income was $2.4 million for the three-month period ended March 31, 2020 and $2.1 million for the quarter ended June 30, 2019.
Net interest income for the quarter ended June 30, 2020 and March 31, 2020 was $8.8 million and $8.0 million, respectively. Net interest income was $7.7 million for the quarter ended June 30, 2019. The increase in net interest income from the quarters ended March 31, 2020 and June 30, 2019 resulted primarily from growth in the Company’s loan portfolio.
Total loan interest income was $8.8 million and $7.9 million for the quarters ended June 30, 2020 and March 31, 2020, respectively. Total loan interest income was $7.7 million for the quarter ended June 30, 2019. Total loan interest income increased $1.1 million or 14.08% from the quarter ended June 30, 2019 to the quarter ended June 30, 2020. Average loans for the quarter ended June 30, 2020 were $750.0 million compared to $657.7 million for the quarter ended March 31, 2020. For the quarter ended June 30, 2019, total average loans were $626.6 million. The tax equivalent yield on average loans for the quarter ended June 30, 2020 was 4.72%, a decrease of 15 basis points from 4.87% for the quarter ended March 31, 2020 and down 22 basis points from the 4.94% average yield for the same time period in 2019. The majority of this decrease in yield can be attributed to the SBA Paycheck Protection Program ("PPP") loans. During the quarter ended June 30, 2020, the Company originated $88.0 million in PPP loans which have a 1.00% interest rate, much lower than the existing portfolio's yield. Interest and dividend income from the investment portfolio was $882 thousand for the quarter ended June 30, 2020 compared to $1.1 million for the quarter ended March 31, 2020. Interest income and dividend income from the investment portfolio was $1.0 million for the quarter ended June 30, 2019. Average investments for the quarter ended June 30, 2020 were $154.4 million compared to $161.8 million for the quarter ended March 31, 2020. Average investments were $143.3 million for the quarter ended June 30, 2019. The tax equivalent yield on average investments for the quarter ended June 30, 2020 was 2.40%, down 40 basis basis points from the quarter ended March 31, 2020 and down 57 basis points from 2.97% for the same time period in 2019.

Total interest expense was $904 thousand for the three months ended June 30, 2020 and $1.1 million for three months ended March 31, 2020 and June 30, 2019. The decrease in interest expense resulted from the reduction in interest rates paid on deposit accounts. The average cost of interest-bearing liabilities decreased 22 and 28 basis points when comparing the quarter ended June 30, 2020 to the quarters ended March 31, 2020 and June 30, 2019, respectively. The average balance of interest-bearing liabilities increased $53.9 million from the quarter ended March 31, 2020 to the quarter ended June 30, 2020. The average balance of interest-bearing liabilities increased $103.1 million from the quarter ended June 30, 2019 to the same period in 2020.
The net interest margin was 3.70% for the quarter ended June 30, 2020. For the quarters ended March 31, 2020 and June 30, 2019, the net interest margin was 3.86% and 4.02%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.
Noninterest income was $2.4 million for the quarter ended June 30, 2020, which represented an increase of $732 thousand or 43.31% from the $1.7 million for the three months ended March 31, 2020. Noninterest income for the quarter ended June 30, 2019 was $1.9 million. These increases were driven mostly by the $529 thousand gain on sale of AFS securities recognized during the quarter ended June 30, 2020.
Noninterest expense increased $139 thousand, or 2.02%, to $7.0 million for the quarter ended June 30, 2020 from $6.9 million for the quarter ended March 31, 2020. Noninterest expense was $6.8 million for the quarter ended June 30, 2019, representing an increase of $190 thousand or 2.78% when comparing to the quarter ended June 30, 2020 to the quarter ended June 30, 2019. Much of these increases resulted from the increase in salaries and benefits expenses. Annual pay increases and additional bonus/COVID pay for employees that were unable to work remotely during phase 1 of the pandemic have attributed to these increases.
Asset Quality and Provision for Loan Losses
Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets increased from $2.1 million or 0.24% of total assets at March 31, 2020 to $5.3 million or 0.52% of total assets at June 30, 2020. This increase resulted from increases in nonaccrual loans. Several larger dollar loans were placed in nonaccrual status during the second quarter of 2020. The majority of these loans are in the commercial real estate portfolio and have had cash flows negatively impacted by the COVID-19 pandemic. Nonperforming assets were $4.4 million at June 30, 2019. Total nonaccrual loans were $4.2 million at June 30, 2020 and $1.7 million at March 31, 2020. Nonaccrual loans were $4.4 million at June 30, 2019. The majority of the nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Other real estate owned remained at $442 thousand at March 31, 2020 and June 30, 2020.
The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At June 30, 2020, the Company had 14 troubled debt restructurings totaling $2.7 million. Approximately $2.5 million or 12 loans are performing loans, while the remaining loans are on non-accrual status. At March 31, 2020, the Company had 17 troubled debt restructurings totaling $2.7 million. Approximately $2.6 million or 13 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $226 thousand in net recoveries for the quarter ended June 30, 2020 versus net recoveries of $511 thousand for the three months ended March 31, 2020 while $906 thousand in net charge-offs were recognized for the three months ended June 30, 2019. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company recorded a provision for loan losses of $752 thousand for the quarter ended June 30, 2020. The Company recognized a negative provision for loan losses of $97 thousand and a provision for loan losses of $256 thousand for the quarters ended March 31, 2020 and June 30, 2019, respectively. The provision for the quarter ended June 30, 2020 resulted mostly from decline in the current state of the economy. The ratio of allowance for loan losses to total loans was 0.81% at June 30, 2020 and 0.80% at March 31, 2020, respectively. The ratio of allowance for loan losses to total loans was 0.79% at June 30, 2019. Excluding outstanding PPP loans of $88.0 million as of June 30, 2020, the allowance for loan losses as a percentage of total loans was 0.91%. The ratio of allowance for loan losses to total nonaccrual loans was 158.08% at June 30, 2020. The ratio of allowance for loan losses to total nonaccrual loans was 317.42% and 114.98% at March 31, 2020 and June 30, 2019, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.
Total Consolidated Assets
Total consolidated assets of the Company at June 30, 2020 were $1.0 billion, which represented an increase of $124.0 million or 13.80% from total assets of $898.9 million at March 31, 2020. At June 30, 2019 total consolidated assets were $833.5 million. Total loans increased $114.9 million from $674.0 million at March 31, 2020 to $788.9 million at June 30, 2020. Total securities decreased $11.3 million from $157.7 million at March 31, 2020, to $146.4 million at June 30, 2020. At June 30, 2019 total investment securities were $142.9 million and total loans were $639.8 million. The growth in total loans and total assets was largely due to the funding of PPP loans during the quarter ended June 30, 2020.
Deposits and Other Borrowings
Total deposits increased $117.9 million to $907.9 million at June 30, 2020 from $790.0 million at March 31, 2020. At June 30, 2019 total deposits were $730.9 million. The growth in deposits mainly reflected PPP loan proceeds being deposited into customers’ accounts at the time the loans were originated and remaining on deposit as of June 30, 2020.
The Company had no outstanding borrowings from the Federal Home Loan Bank of Atlanta at June 30, 2020, March 31, 2020 or June 30, 2019.
Equity
Shareholders’ equity was $101.6 million at June 30, 2020 and $99.8 million at March 31, 2020. Shareholders’ equity was $92.7 million at June 30, 2019. The book value of the Company at June 30, 2020 was $29.97 per common share. Total common shares outstanding were 3,409,689 at June 30, 2020. On July 22, 2020, the board of directors declared a $0.26 per common share cash dividend for shareholders of record as of August 3, 2020 and payable on August 17, 2020.
COVID-19 Impacts

The COVID-19 crisis has changed our communities, both in the way we live and the way we do business. While circumstances continue to change at a rapid pace, the Company is steadfastly working to meet and exceed the needs of its customers, employees and the communities in which it does business. Customers’ banking needs have continued to be fulfilled through multiple banking channels including mobile, digital and adjusted-schedule physical.  In efforts to assist local businesses during this pandemic, the Company has originated 888 PPP loans, totaling $88.0 million into the hands of our community’s small businesses. In addition to local small businesses, the Company is also working with its consumer and commercial customers through its loan deferral program whereby customers experiencing hardships due to COVID-19 may be granted a deferral in loan payments for up to 90 days. As of June 30, 2020, the Company had approved 247 deferrals with loan balances totaling approximately $145.9 million for its customers experiencing hardships related to COVID-19. As of July 24, 2020, 147 loans with loan balances totaling approximately $70.2 million had begun making payments on their loans after the deferral date had passed.
Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the effects of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity requirements; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.
KEY STATISTICS

	For the Three Months Ended
	2Q20	1Q20	4Q19	3Q19	2Q19
Net Income (dollars in thousands)	$2,819	$2,441	$2,831	$2,231	$2,126
Earnings per share, basic	$0.83	$0.71	$0.83	$0.65	$0.62
Earnings per share, diluted	$0.83	$0.71	$0.83	$0.65	$0.62
Return on average total assets	1.11%	1.10%	1.30%	1.05%	1.04%
Return on average total equity	11.25%	10.02%	11.80%	9.44%	9.37%
Dividend payout ratio	31.33%	36.62%	31.33%	38.46%	40.32%
Fee revenue as a percent of total revenue	15.39%	17.38%	18.76%	21.05%	19.33%
Net interest margin(1)	3.70%	3.86%	3.90%	4.01%	4.02%
Yield on average earning assets	4.08%	4.39%	4.42%	4.58%	4.57%
Yield on average interest-bearing liabilities	0.64%	0.86%	0.88%	0.94%	0.92%
Net interest spread	3.44%	3.53%	3.54%	3.64%	3.66%
Tax equivalent adjustment to net interest income (dollars in thousands)	$64	$68	$74	$82	$88
Non-interest income to average assets	0.95%	0.76%	0.83%	1.05%	0.92%
Non-interest expense to average assets	2.76%	3.11%	2.90%	3.50%	3.34%
Efficiency ratio(2)	65.45%	70.42%	64.11%	72.28%	70.68%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.
SELECTED FINANCIAL DATA BY QUARTER

	2Q20	1Q20	4Q19	3Q19	2Q19
BALANCE SHEET RATIOS
Loans to deposits	86.90%	85.32%	83.57%	86.79%	87.45%
Average interest-earning assets to average-interest bearing liabilities	168.79%	163.80%	167.77%	166.55%	167.00%
PER SHARE DATA
Dividends	$0.26	$0.26	$0.26	$0.25	$0.25
Book value	29.97	29.47	28.23	27.73	27.22
Tangible book value	29.97	29.47	28.23	27.73	27.22
SHARE PRICE DATA
Closing price	$25.71	$23.91	$31.05	$29.52	$31.00
Diluted earnings multiple(1)	7.74	8.42	9.35	11.35	12.50
Book value multiple(2)	0.86	0.81	1.10	1.06	1.14
COMMON STOCK DATA
Outstanding shares at end of period	3,409,689	3,409,689	3,430,103	3,439,980	3,431,516
Weighted average shares outstanding	3,409,689	3,437,085	3,433,749	3,436,660	3,425,305
Weighted average shares outstanding, diluted	3,409,689	3,437,085	3,433,749	3,436,660	3,425,305
CAPITAL RATIOS
Total equity to total assets	9.93%	11.10%	10.98%	11.11%	11.13%
CREDIT QUALITY
Net charge-offs to average loans	(0.03)%	(0.08)%	—%	0.10%	0.57%
Total non-performing loans to total loans	0.62%	0.26%	0.34%	0.33%	0.70%
Total non-performing assets to total assets	0.52%	0.24%	0.27%	0.30%	0.53%
Non-accrual loans to:
total loans	0.54%	0.26%	0.34%	0.32%	0.69%
total assets	0.41%	0.19%	0.25%	0.24%	0.53%
Allowance for loan losses to:
total loans	0.81%	0.80%	0.77%	0.77%	0.79%
non-performing assets	119.00%	251.82%	210.00%	190.98%	113.22%
non-accrual loans	158.08%	317.42%	227.59%	237.66%	114.98%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$665	$—	$—	$61	$68
Non-accrual loans	4,238	1,697	2,185	2,058	4,379
Other real estate owned and repossessed assets	442	442	183	442	—
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$76	$67	$32	$311	$960
(Recoveries)	(302)	(578)	(52)	(50)	(54)
Net charge-offs (recoveries)	(226)	(511)	(20)	261	906
PROVISION FOR LOAN LOSSES (dollars in thousands)	$752	$(97)	$62	$117	$256
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$5,387	$4,973	$4,891	$5,035	$5,685
Provision	752	(97)	62	117	256
Net charge-offs (recoveries)	(226)	(511)	(20)	261	906
Balance at the end of period	$6,365	$5,387	$4,973	$4,891	$5,035

(1)
The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	Unaudited 06/30/2020	Unaudited 03/31/2020	Audited 12/31/2019	Unaudited 9/30/2019	Unaudited 6/30/2019
Assets
Cash and due from banks	$38,099	$22,757	$33,407	$38,916	$18,133
Federal funds sold	264	288	252	240	228
Securities available for sale, at fair value	146,385	157,659	166,200	139,351	142,864
Loans, net of allowance for loan losses	782,569	668,645	639,787	633,389	634,161
Bank premises and equipment, net	19,047	19,179	19,297	19,363	19,152
Other assets	36,537	30,349	18,377	20,160	18,966
Total assets	$1,022,901	$898,877	$877,320	$851,419	$833,504
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$351,547	$271,508	$269,171	$265,483	$253,751
Savings and interest bearing demand deposits	417,458	377,677	364,175	348,436	356,301
Time deposits	138,905	140,814	138,198	121,481	120,872
Total deposits	$907,910	$789,999	$771,544	$735,400	$730,924
Federal funds purchased	—	—	—	—	—
Federal Home Loan Bank advances	—	—	—	10,000	—
Other liabilities	13,422	9,079	9,450	11,390	9,838
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$921,332	$799,078	$780,994	$756,790	$740,762
Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,473	8,466	8,529	8,532	8,519
Surplus	10,771	10,578	11,406	11,472	11,183
Retained earnings	78,388	76,457	74,909	72,970	71,599
Accumulated other comprehensive income	3,937	4,298	1,482	1,655	1,441
Total shareholders’ equity	$101,569	$99,799	$96,326	$94,629	$92,742
Total liabilities and shareholders’ equity	$1,022,901	$898,877	$877,320	$851,419	$833,504

EAGLE FINANCIAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands)
Unaudited

	Three Months Ended
	06/30/2020	03/31/2020	12/31/2019	09/30/2019	06/30/2019
Interest and Dividend Income
Interest and fees on loans	$8,773	$7,939	$7,908	$8,022	$7,690
Interest on federal funds sold	—	1	1	1	1
Interest and dividends on securities available for sale:
Taxable interest income	715	895	794	750	760
Interest income exempt from federal income taxes	152	167	183	205	227
Dividends	15	19	21	16	16
Interest on deposits in banks	6	86	120	90	55
Total interest and dividend income	$9,661	$9,107	$9,027	$9,084	$8,749
Interest Expense
Interest on deposits	$879	$1,102	$1,071	$1,123	$1,055
Interest on federal funds purchased	—	—	—	—	5
Interest on Federal Home Loan Bank advances	25	—	6	9	—
Total interest expense	$904	$1,102	$1,077	$1,132	$1,060
Net interest income	$8,757	$8,005	$7,950	$7,952	$7,689
Provision For (Recovery Of) Loan Losses	752	(97)	62	117	256
Net interest income after provision for (recovery of) loan losses	$8,005	$8,102	$7,888	$7,835	$7,433
Noninterest Income
Income from fiduciary activities	$403	$297	$354	$369	$376
Service charges on deposit accounts	170	284	313	306	282
Other service charges and fees	1,147	1,104	1,165	1,466	1,191
Gain on the sale of bank premises and equipment	—	—	—	16	—
Gain (loss) on sales of AFS securities	529	—	—	(4)	—
Officer insurance income	143	—	(26)	(22)	—
Other operating income	30	5	12	88	29
Total noninterest income	$2,422	$1,690	$1,818	$2,219	$1,878
Noninterest Expenses
Salaries and employee benefits	$4,373	$4,088	$3,489	$4,120	$3,874
Occupancy expenses	403	395	396	386	401
Equipment expenses	252	232	232	206	217
Advertising and marketing expenses	152	205	211	190	249
Stationery and supplies	34	32	57	49	37
ATM network fees	243	242	315	265	331
Other real estate owned expenses	(3)	2	24	51	—
(Gain)loss on the sale of other real estate owned	—	(132)	(4)	376	70
FDIC assessment	41	—	(36)	35	53
Computer software expense	161	120	125	114	110
Bank franchise tax	176	174	173	173	164
Professional fees	317	354	230	206	237
Data processing fees	382	481	369	363	303
Other operating expenses	483	682	729	877	778
Total noninterest expenses	$7,014	$6,875	$6,310	$7,411	$6,824
Income before income taxes	$3,413	$2,917	$3,396	$2,643	$2,487
Income Tax Expense	594	476	565	412	361
Net income	$2,819	$2,441	$2,831	$2,231	$2,126
Earnings Per Share
Net income per common share, basic	$0.83	$0.71	$0.83	$0.65	$0.62
Net income per common share, diluted	$0.83	$0.71	$0.83	$0.65	$0.62

EAGLE FINANCIAL SERVICES, INC.
Average Balances, Income and Expenses, Yields and Rates
(dollars in thousands)

	For the Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield
Assets:
Securities:
Taxable	$131,702	$730	2.23%	$137,858	$914	2.67%	$110,498	$776	2.82%
Tax-Exempt (1)	22,716	192	3.40%	23,904	211	3.55%	32,841	287	3.50%
Total Securities	$154,418	$922	2.40%	$161,762	$1,125	2.80%	$143,339	$1,063	2.97%
Loans:
Taxable	$736,584	$8,685	4.74%	$645,380	$7,850	4.89%	$610,621	$7,690	4.98%
Nonaccrual	3,263	—	—%	2,049	—	—%	3,949	—	—%
Tax-Exempt (1)	10,166	112	4.43%	10,246	113	4.40%	12,020	28	4.50%
Total Loans	$750,013	$8,797	4.72%	$657,675	$7,963	4.87%	$626,590	$7,718	4.94%
Federal funds sold	710	—	0.02%	240	1	1.25%	206	1	2.27%
Interest-bearing deposits in other banks	55,958	6	0.04%	23,520	86	1.47%	9,232	55	2.39%
Total earning assets	$957,836	$9,725	4.08%	$841,148	$9,175	4.39%	$775,418	$8,837	4.57%
Allowance for loan losses	(5,532)			(5,422)			(5,773)
Total non-earning assets	68,401			52,804			50,957
Total assets	$1,020,705			$888,530			$820,602
Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$102,651	$75	0.30%	$100,540	$124	0.50%	$88,052	$120	0.55%
Money market accounts	175,199	220	0.51%	164,478	342	0.84%	152,063	378	1.00%
Savings accounts	119,045	34	0.11%	109,116	44	0.16%	105,330	53	0.20%
Time deposits:
$250,000 and more	80,099	372	1.87%	77,181	371	1.93%	55,959	293	2.10%
Less than $250,000	59,714	178	1.19%	62,217	221	1.43%	62,112	211	1.36%
Total interest-bearing deposits	$536,708	$879	0.66%	$513,532	$1,102	0.86%	$463,516	$1,055	0.91%
Federal funds purchased	—	—	—%	1	—	0.80%	812	5	2.67%
Federal Home Loan Bank advances	30,769	25	0.33%	—	—	—%	—	—	—%
Total interest-bearing liabilities	$567,477	$904	0.64%	$513,533	$1,102	0.86%	$464,328	$1,060	0.92%
Noninterest-bearing liabilities:
Demand deposits	341,020			267,560			255,521
Other Liabilities	11,437			9,485			9,715
Total liabilities	$919,934			$790,578			$729,564
Shareholders’ equity	100,771			97,952			91,038
Total liabilities and shareholders’ equity	$1,020,705			$888,530			$820,602
Net interest income		$8,821			$8,073			$7,777
Net interest spread			3.44%			3.53%			3.65%
Interest expense as a percent of average earning assets			0.38%			0.53%			0.55%
Net interest margin			3.70%			3.86%			4.02%

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.
Reconciliation of Tax-Equivalent Net Interest Income
(dollars in thousands)

	Three Months Ended
	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
GAAP Financial Measurements:
Interest Income - Loans	$8,773	$7,939	$7,908	$8,022	$7,690
Interest Income - Securities and Other Interest-Earnings Assets	888	1,168	1,119	1,062	1,059
Interest Expense - Deposits	879	1,102	1,071	1,123	1,055
Interest Expense - Other Borrowings	25	—	6	9	5
Total Net Interest Income	$8,757	$8,005	$7,950	$7,952	$7,689
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$24	$24	$26	$28	$28
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	40	44	48	54	60
Total Tax Benefit on Tax-Exempt Interest Income	64	$68	$74	$82	$88
Tax-Equivalent Net Interest Income	$8,821	$8,073	$8,024	$8,034	$7,777